NOTARIAL AUTHENTICATION CERTIFICATE
TO ALL WHOM THESE PRESENTS SHALL COME
I.
ROELOF EMILE BONNET
Notary Public, residing and practising at Johannesburg, in the Province of Gauteng, Republic of South Africa, by lawful authority duly admitted and sworn, do hereby certify and attest that I was personally present and did witness -
GERARD HENDRIK KEMP Identification Number 540911 5064 08 9;
ROBERT ALEX LLEWELLYN ATKINSON Identification Number 520119 5192 08 2;
both being the signatories named in the Sale of Shares and Claims Agreement annexed hereto, duly sign and execute the said Agreement at the places and on the dates recorded therein and that the names and signatures of Gerard Hendrik Kemp and Robert Alex Llewellyn Atkinson thereto subscribed is of the proper and respective handwriting of the said Gerard Hendrik Kemp and Robert Alex Llewellyn Atkinson.
In testimony whereof, I, the Notary, have hereunto subscribed my name and set and fixed my seal of office at JOHANNESBURG aforesaid on this the 18th day of December in the year 2007 (two thousand and seven).
Quod attestor NOTARY PUBLIC

SALE OF SHARES AND CLAIM AGREEMENT
between
RANDFONTEIN ESTATES LIMITED
and
ARMGOLD/HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED
and
CLIDET NO 770 (PROPRIETARY) LIMITED

TABLE OF CONTENTS
1 INTERPRETATION ..................................................................................... 3 ... 2 INTRODUCTION ....................................................................................... 10 .. 3 CONDITIONS PRECEDENT ............................................................................... 10 4 MERGER NOTIFICATION TO COMPETITION AUTHORITIES, .. 13 .. 5 SALE.. ............................................................................................. 14 .. 6 PURCHASE CONSIDERATION ............................................................................. 15 .. 7 SETTLEMENT OF THE PURCHASE CONSIDERATION ........................................................... 16 .. 8 REHABILITATION GUARANTEE ........................................................................... 17 .. 9 CLOSING ............................................................................................ 17 .. 10 PAYMENT AND INTEREST ............................................................................... 18 .. 11 CESSION OF REMAINING CLAIM ......................................................................... 18 .. 12 WARRANTIES BY THE SELLER ........................................................................... 19 .. 13 PERIOD BETWEEN THE EFFECTIVE DATE AND THE PAYMENT DATE ............................................. 19 .. 14 GENERAL WARRANTIES ................................................................................. 19 .. 15 ACCESS ............................................................................................. 20 .. 16 CONFIDENTIALITY .................................................................................... 21 .. 17 PUBLICITY .......................................................................................... 24 .. 18 SUPPORT ............................................................................................ 25 .. 19 BREACH ............................................................................................. 26 .. 20 DISPUTE RESOLUTION ................................................................................. 27 .. 21 NOTICES AND DOMICILIA.. ............................................................................ 28 .. 22 BENEFIT OF THE AGREEMENT ........................................................................... 30 .. 23 APPLICABLE LAW AND JURISDICTION .................................................................... 30 .. 24 GENERAL ............................................................................................ 31 .. 25 COSTS .............................................................................................. 32 .. 26 SIGNATURE .......................................................................................... 33 ..

WHEREBY THE PARTIES AGREE AS FOLLOWS -
1 INTERPRETATION
1.1 In this Agreement -
1.1.1 clause headings are for convenience only and are not to be used in its interpretation;
1.1.2 an expression which denotes -
1.1.2.1 any gender includes the other genders; 1.1.2.2 a natural person includes a juristic person and vice versa; and 1.1.2.3 the singular includes the plural and vice versa.
1.2 In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings -
1.2.1 “Adjustment Amount Determination Date” means the 1st (first) business day after the date on which the Effective Value Determination is made by the DME;
1.2.2 “AFSA” means the Arbitration Foundation of Southern Africa;
1.2.3 “Agreement” means this sale of shares and claim agreement;
1.2.4 “Business” shall have the meaning ascribed thereto in the Sale of Business Agreement;
1.2.5 “Business Assets” shall have the meaning ascribed thereto in the Sale of Business Agreement;

1.2.6 “Business Liabilities” shall have the meaning ascribed thereto in the Sale of Business Agreement;
1.2.7 “Companies Act” means the Companies Act, 1973;
1.2.8 “Company” means Clidet No 726 (Proprietary) Limited, registration number 2007/607531/07, a limited liability private company duly incorporated in the Republic of South Africa;
1.2.9 “Competition Act” means the Competition Act, 1998;
1.2.10 “Competition Authorities” means the commission established pursuant to Chapter 4, Part A of the Competition Act or the tribunal established pursuant to Chapter 4, Part B of the Competition Act or the appeal court established pursuant to Chapter 4, Part C of the Competition Act, as the case may be;
1.2.11 “Conditions Precedent” means the conditions set out in clause 3.1;
1.2.12 “DME” means the Department of Minerals and Energy of the Government of the Republic of South Africa;
1.2.13 “Effective Date” shall have the meaning ascribed thereto in the Sale of Business Agreement;
1.2.14 “Effective Value Determination” shall have the meaning ascribed thereto in the Sale of Business Agreement;
1.2.15 “Initial Purchase Consideration” means the amount payable by the Purchaser to the Sellers for the Sale Equity in terms of clause 6.1, before any interest payable thereon;
1.2.16 “Investco” means ARMgold/Harmony Joint Investment Company (Proprietary) Limited, registration number 2002/032163/07, a limited liability private company duly incorporated in the Republic of South Africa;
1.2.17 “Merger Notification” means the merger notice to be submitted to the Competition Authorities as contemplated in clause 4.2;
1.2.18 “Mining Assets” means all of the Business Assets other than the New Order Rights;
1.2.19 “Mining Assets Valuation” means that portion of the Sale of Business Purchase Consideration allocated by the DME to the Mining Assets in making the Effective Value Determination;
1.2.20 “Minister” means the Minister of Minerals and Energy;
1.2.21 “MPRDA” means the Mineral and Petroleum Resources Development Act, 2002;
1.2.22 “New Order Mining Right” shall bear the meaning ascribed thereto in the Sale of Business Agreement;
1.2.23 “New Order Prospecting Right” shall bear the meaning ascribed thereto in the Sale of Business Agreement;
1.2.24 “New Order Rights” means the New Order Mining Right and the New Order Prospecting Right;
1.2.25 “Parties” means the parties to this Agreement;
1.2.26 “Payment Date” means the later of the -
1.2.26.1 Effective Date; and
1.2.26.2 15th (fifteenth) business day after the date on which the last of the Conditions Precedent is fulfilled or waived, or such earlier date as may be notified by the Purchaser to the Sellers in writing;
1.2.27 “Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by Absa Bank Limited as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it shall not be necessary to prove;
1.2.28 “Purchase Consideration” means the Initial Purchase Consideration as adjusted in accordance with the provisions of clause 6.3;
1.2.29 “Purchaser” means Clidet No 770 (Proprietary) Limited, registration number 2007/012390/07, a limited liability private company duly incorporated in the Republic of South Africa;
1.2.30 “Rand Equivalent” shall have the meaning ascribed thereto in the Sale of Business Agreement;
1.2.31 “Randfontein” means Randfontein Estates Limited, registration number 1889/000251/06, a limited liability public company duly incorporated in the Republic of South Africa;
1.2.32 “Remaining Claim” means Randfontein’s remaining claim against the Company on loan account, after the sale of the Sale Claim to the Purchaser, being 40% (forty percent) of the Sale of Business Purchase Consideration;
1.2.33 “Sale” means the sale of the Sale Equity by the Sellers to the Purchaser in terms of this Agreement;
1.2.34 “Sale Claim” means 60% (sixty percent) of Randfontein’s claim against the Company on loan account, which claim constitutes 60% (sixty)

percent) of the Sale of Business Purchase Consideration;
1.2.35 “Sale Equity” means the Sale Claim and the Sale Shares;
1.2.36 “Sale of Business Agreement” means the agreement headed “Sale of Business Agreement" entered or to be entered into between Randfontein, the Company and the Purchaser, in terms of which Randfontein will sell the Business as a going concern to the Company with effect from the Effective Date;
1.2.37 “Sale of Business Purchase Consideration” means the aggregate cash amount payable by the Company to Randfontein for the Business in terms of the Sale of Business Agreement, which amount excludes the assumption of the Business Liabilities;
1.2.38 “Sale Shares” means 600 (six hundred) ordinary shares in the issued ordinary share capital of the Company having a par value of R1.00 (one rand) each, constituting, as at the Effective Date, 60% (sixty percent) of the entire issued share capital of the Company;
1.2.39 “Sellers” means Investco and Randfontein;
1.2.40 “Sellers’ Attorneys” means Cliffe Dekker Incorporated;
1.2.41 “Sellers’ Designated Account” means the bank account nominated by the Sellers, the details of which are set out below, or such other account as the Sellers may designate in writing on 5 (five) business days notice to the Purchaser -
Name of Account Harmony Gold Mining Company Treasury Account
Bank: ......... Absa Bank Limited
Branch: ....... Virginia
Branch Code: .. 632005
Account Number: 4048737227

1.2.42 “Shareholders Agreement” means the agreement headed “Shareholders Agreement” entered into or to be entered into between Investco, the Purchaser and the Company, governing the relationships between the shareholders of the Company inter se and between the Company and its shareholders; and
1.2.43 “Signature Date” means the date of signature of this Agreement by the Party last signing.
1.3 Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 1 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.
1.4 Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.
1.5 Subject to clauses 1.6, 1.8 and 1.16, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.
1.6 The terms “holding company” and “subsidiary” shall bear the meanings assigned thereto in the Companies Act.
1.7 A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

1.8 Reference to “days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time. Any reference to “business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time.
1.9 Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.
1.10 Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.
1.11 No provision herein shall be construed against or interpreted to the disadvantage of a Party by reason of such Party having or being deemed to have structured, drafted or introduced such provision.
1.12 The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.
1.13 The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.14 The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.
1.15 Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.
1.16 In this Agreement the words “clause” or “clauses” refer to clauses of this Agreement.
2 INTRODUCTION
2.1 The Sale Shares are beneficially owned by and registered in the name of Investco.
2.2 The Sale Claim will, as at the Effective Date, be held by Randfontein.
2.3 The Purchaser wishes to acquire, and the Sellers wish to sell, the Sale Equity.
2.4 The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.
3 CONDITIONS PRECEDENT
3.1 Save for clauses 1 to 3 and clauses 14 to 25 (both inclusive) all of which will become effective immediately, this Agreement is subject to the fulfilment of the conditions precedent that -
3.1.1 by not later than the Signature Date, the Purchaser has furnished the Sellers, at the Purchaser’s cost, with an irrevocable guarantee in respect of the payment of the Purchase Consideration, on terms and conditions and in form and substance reasonably acceptable to the Sellers;
3.1.2 by not later than 17h00 on 31 January 2008, the Sellers have provided the Purchaser with certified copies of resolutions of directors of the Company -
3.1.2.1 approving the transfer of the Sale Shares from Investco to the Purchaser;
3.1.2.2 noting the cession of the Sale Claim by Randfontein to the Purchaser; and
3.1.2.3 noting the cession of the Remaining Claim by Randfontein to Investco;
3.1.3 by not later than 17h00 on 30 April 2008, the Sale and all agreements and transactions contemplated in this Agreement (to the extent necessary) have been unconditionally approved by the Competition Authorities in terms of the Competition Act, or conditionally approved on terms and conditions acceptable to the Parties;
3.1.4 by not later than 17h00 on 30 June 2008, the Minister has granted approval for the transfer of the Sale Shares from Investco to the Purchaser in terms of section 11 of the MPRDA;
3.1.5 by not later than 17h00 on 30 June 2008, the Sale of Business Agreement has been entered into by the parties thereto and such agreement has become unconditional in accordance with its terms, save for any condition requiring that this Agreement becomes unconditional; and
3.1.6 by not later than 17h00 on 30 June 2008, the Shareholders Agreement has been entered into and has become unconditional in accordance with its terms, save for any condition which requires that this Agreement becomes unconditional.
3.2 Each of the Parties, insofar as it is within its control, shall use its commercially reasonable endeavours to procure the fulfilment of the Conditions Precedent contained in clauses 3.1.3 to 3.1.6 (both inclusive) as soon as reasonably possible after the Signature Date.
3.3 Each of the Sellers shall use its commercially reasonable endeavours to procure the fulfilment of the Condition Precedent contained in clause 3.1.2 as soon as reasonably possible after the Signature Date.
3.4 The Purchaser shall use its commercially reasonable endeavours to procure the fulfilment of the Condition Precedent contained in clause 3.1.1 on the Signature Date.
3.5 The Conditions Precedent set out in -
3.5.1 clause 3.1.1 has been inserted for the benefit of the Sellers which will be entitled to waive fulfilment of the said Condition Precedent, in whole or in part, on written notice to the Purchaser prior to the expiry of the relevant time period set out in that clause;
3.5.2 clauses 3.1.2 and 3.1.6 have been inserted for the benefit of all the Parties which will be entitled to waive fulfilment of the said Conditions Precedent, in whole or in part, by written agreement prior to the expiry of the relevant time periods set out in those clauses; and
3.5.3 clauses 3.1.3 and 3.1.4 are a requirement of law and cannot be waived.
3.6 Each of the Seller and the Purchaser shall be entitled from time to time to extend the due date for fulfilment of any or all of the Conditions Precedent by written notice to that effect to the other of them, provided however that the aggregate of such extensions in respect of any of the Conditions Precedent shall not be more than 20 (twenty) business days.
3.7 Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 3.1 (or such later date or dates as may be determined in terms of clause 3.6 and/or as may be agreed in writing between the Parties before the aforesaid date or dates) the provisions of this Agreement, save for clauses 1 to 3 and clauses 14 to 25 (both inclusive) which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clauses 3.2 to 3.4 (both inclusive).
4 MERGER NOTIFICATION TO COMPETITION AUTHORITIES
4.1 It is recorded that the Sale and, to the extent applicable, the other transactions contemplated in this Agreement will result in a change in control, as contemplated by Chapter 3 of the Competition Act, which will require the approval of the Competition Authorities prior to this Agreement being implemented.
4.2 The Parties shall as soon as reasonably possible after the Signature Date, jointly instruct the Seller’s Attorneys to prepare and submit a merger notice in respect of the Sale and, to the extent necessary, the other transactions contemplated in this Agreement to the Competition Authorities in terms of the Competition Act, for approval.
4.3 The Parties shall procure that the Merger Notification is submitted to the Competition Authorities as soon as practicable after the Signature Date

Page 14 4.4 Each of the Parties shall -
4.4.1 sign all documents and expeditiously provide all necessary information upon being required to do so;
4.4.2 use its commercially reasonable endeavours and shall take all such steps and render ail such assistance as may be reasonably necessary to procure that the Merger Notification is properly prepared and duly submitted as soon as practicable after the Signature Date; and
4.4.3 do everything required by the Competition Authorities in order to enable the Merger Notification to be dealt with, to the extent that it is within its power to do so, provided that the aforegoing undertaking shall not place any obligation on any Party to assume any obligations or liabilities that are commercially onerous or unreasonable in the context of this Agreement or agreeing to commercially onerous or unreasonable conditions.
4.5 The Purchaser and Randfontein shall pay the costs of and associated with the filing of the Merger Notification in equal measure. These costs shall include the filing fee payable in connection with the filing of the Merger Notification and the legal fees of the Seller’s Attorneys for the preparation and submission of the Merger Notification, but shall exclude each Party’s other legal costs associated with the preparation of such Merger Notification (if any), which costs will be for each Party’s own account.
5 SALE
5.1 The Sellers hereby sell to the Purchaser, which hereby purchases, the Sale Equity as one indivisible transaction.
5.2 The Sale will be deemed to have taken place on the Effective Date and ownership of, and risk in, and benefit attaching to, the Sale Equity will,

against compliance by the Purchaser with the provisions of clause 7, pass to the Purchaser on the Payment Date, with effect from the Effective Date.
5.3 Possession and effective control of the Sale Equity will be given to the Purchaser on the Payment Date.
6 PURCHASE CONSIDERATION
6.1 The initial purchase consideration is 60% (sixty percent) of the Sale of Business Purchase Consideration, plus interest thereon at the Prime Rate from and including the Effective Date to but excluding the Payment Date.
6.2 The Company is responsible for procuring the Mining Assets Valuation as soon as possible after the Signature Date. The Parties undertake to use commercially reasonable endeavours in assisting the Company to procure the Mining Assets Valuation.
6.3 If the Mining Assets Valuation is more or less than 60% (sixty percent) of the Sale of Business Purchase Consideration, then the Initial Purchase Consideration shall be adjusted as follows -
6.3.1 if it is more, then the Initial Purchase Consideration shall be increased by an amount determined in accordance with the following formula -
A = [B x (C — D)] x 60%
6.3.2 if it is less, then the Initial Purchase Consideration shall be reduced by an amount determined in accordance with the following formula -
A = [B x (D — C)] x 60% 6.4 For the purposes of the formulae in clause 6.3 -
6.4.1 A = the amount of the increase or reduction, as the case may be;

6.4.2 B = 36.25% (thirty six point two five percent);
6.4.3 C = the Mining Assets Valuation; and
6.4.4 D = 60% (sixty percent) of the Sale of Business Purchase Consideration. 6.5 The Purchase Consideration will be allocated as follows -
6.5.1 in respect of the Sale Claim, the face value thereof; and
6.5.2 in respect of the Sale Shares, the balance of the Purchase Consideration.
7 SETTLEMENT OF THE PURCHASE CONSIDERATION
7.1 The Initial Purchase Consideration, plus any interest payable thereon, will be settled on the Payment Date, against compliance by the Sellers with the provisions of clause 9.1, by the Purchaser paying such amount to the Sellers in cash.
7.2 Any increase in the Initial Purchase Consideration in terms of clause 6.3 will be settled, on the 15th (fifteenth) business day after the Adjustment Amount Determination Date, or such earlier date as may be notified by the Purchaser to Investco in writing, by the Purchaser paying an amount equal to the increase to Investco in cash.
7.3 Any reduction in the Initial Purchase Consideration in terms of clause 6.3 will be settled, on the 15th (fifteenth) business day after the Adjustment Amount Determination Date, or such earlier date as may be notified by Investco to the Purchaser in writing, by the Sellers paying an amount equal to the reduction to the Purchaser in cash.

8 REHABILITATION GUARANTEE
8.1 The Purchaser acknowledges that it is likely that, in order to obtain the Ministerial consents referred to in clause 3.1 of the Sale of Business Agreement, Randfontein and/or Investco will be obliged to provide or procure the provision of a guarantee in respect of rehabilitation obligations.
8.2 The Parties agree that any guarantee provided or procured by Randfontein and/or Investco, as contemplated in clause 8.1, will be replaced by a guarantee provided or procured by the Company with effect from the Effective Date, and each of the Parties undertakes to take all such steps and do all such things as may be necessary to procure the replacement of such guarantee.
9 CLOSING
9.1 On the Payment Date representatives of the Parties shall meet at 10h00 at the offices of Randfontein, or such other place as the Parties may agree, at which meeting the Sellers will deliver to the Sellers’ Attorneys -
9.1.1 an original share certificate in respect of the Sale Shares; and
9.1.2 a share transfer form in respect of the Sale Shares duly completed by Investco and dated not more than 3 (three) days earlier than the Payment Date.
9.2 Upon receipt of confirmation from the Sellers’ Attorneys that it has received the documents referred to in clause 9.1, the Purchaser will, on the Payment Date pay the Initial Purchase Consideration, plus any interest payable thereon, to the Sellers.
9.3 The Sellers’ Attorneys will hold the documents delivered to it in terms of clause 9.1 in escrow and shall release them to the Purchaser when the
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Sellers’ Attorneys receive written confirmation from Randfontein that the Initial Purchase Consideration, plus any interest payable thereon, has been paid to the Sellers.
9.4 Against payment of the Initial Purchase Consideration, plus any interest payable thereon, Randfontein hereby cedes, assigns and transfers to and in favour of the Purchaser all of its right, title and interest in and to the Sale Claim with effect from the Payment Date.
10 PAYMENT AND INTEREST
10.1 All cash payments to be made by the Purchaser in terms of this Agreement will be made by electronic transfer of immediately available and freely transferable funds to the Sellers’ Designated Account, free of any deductions or set-off whatsoever, in the currency of the Republic of South Africa.
10.2 Should any payment under or arising from this Agreement fail to be made on the due date thereof then, without prejudice to such other rights as may accrue to the payee consequent upon such failure, such overdue amounts will bear interest at the Prime Rate, from and including the due date for payment to but excluding the date of actual payment.
11 CESSION OF REMAINING CLAIM
11.1 Randfontein hereby cedes the Remaining Claim to Investco, with effect from the Payment Date, in consideration for which Investco will credit a loan account in its books in favour of Randfontein in an amount equal to the face value of the Remaining Claim, which loan account shall, at all times, have the same terms as the Remaining Claim.
11.2 The Purchaser and the Company hereby consent to the cession of the Remaining Claim by Randfontein to Investco and Investco hereby accepts
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cession of the Remaining Claim from Randfontein.
12 WARRANTIES BY THE SELLER
Save as to warrant that, as at the Effective Date -
12.1 Investco will own the Sale Shares and have the right to give unencumbered ownership in and to the Sale Shares to the Purchaser; and
12.2 Randfontein will hold the Sale Claim and have the right to give unencumbered title in and to the Sale Claim to the Purchaser, the Sellers give no warranties whatsoever to the Purchaser in respect of the Sale Equity.
13 PERIOD BETWEEN THE EFFECTIVE DATE AND THE PAYMENT DATE
The Sellers and the Company hereby undertake and warrant, to in and favour of the Purchaser, that-
13.1 the Company will not make any distribution of any nature whatsoever or repay all or any part of the Remaining Claim and/or the Sale Claim prior to the Payment Date; and
13.2 between the Effective Date and the Payment Date, the Business will be conducted mutatis mutandis in accordance with the provisions of clause 20,1 of the Sale of Business Agreement.
14 GENERAL WARRANTIES
14.1 Each of the Parties hereby warrants to and in favour of the others that -
14.1.1 it has the legal capacity and has taken all necessary corporate action required to empower and authorize it to enter into this Agreement;
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14.1.2 this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;
14.1.3 the execution of this Agreement and the performance of its obligations hereunder does not and shall not -
14.1.3.1 contravene any law or regulation to which that Party is subject;
14.1.3.2 contravene any provision of that Party’s constitutional documents; or
14.1.3.3 conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.
14.2 Each of the representations and warranties given by the Parties in terms of clause 14.1, shall —
14.2.1 be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;
14.2.2 continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and
14.2.3 prime facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.
15 ACCESS
15.1 From the Signature Date until the earlier of the Effective Date and, if applicable, the date on which this Agreement fails to become unconditional in accordance with the provisions of clause 3.7, Randfontein shall —
15.1.1 give the Purchaser and its officers, directors, employees, accountants,
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consultants, legal counsel, agents and other representatives (“Representatives”) reasonable access (during regular business hours upon reasonable notice) to select employees, agents, plants, offices, properties and other facilities and to all books, contracts, commitments and records relating to the Business and cause Randfontein’s Representatives to provide reasonable access to their work papers and such other information as the Purchaser may reasonably request,
15.1.2 permit the Purchaser and its Representatives to make such inspections (during regular business hours upon reasonable notice) as it may reasonably request; and
15.1.3 cause its Representatives to promptly furnish the Purchaser with such financial and operating data and other information with respect to the Business, properties and personnel of the Business as the Purchaser may from time to time reasonably request.
15.2 It is agreed that all of the information provided in terms of this clause 15 shall constitute information of a confidential nature given by Randfontein to the Purchaser and its Representatives and shall be subject to the provisions of clause 16, and in particular clause 16.7, in all respects.
16 CONFIDENTIALITY
16.1 The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential
16.1.1 any information which a Party (“Disclosing Party”) communicates to another Party (“Recipient”) and which is stated to be or by its nature is intended to be confidential;
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16.1.2 all other information of the same confidential nature concerning the Business or the business of a Disclosing Party which comes to the knowledge of the Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion, including -
16.1.2.1 details of the Disclosing Party’s financial structures and operating results; and
16.1.2.2 details of the Disclosing Party’s strategic objectives and planning.
16.2 If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 16, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.
16.3 Each Party undertakes, subject to clauses 16.4 and 16.7, not to disclose any information which is to be kept confidential in terms of this clause 16, nor to use such information for its own or anyone else’s benefit.
16.4 Notwithstanding the provisions of clause 16.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties in terms of this Agreement.
16.5 The obligation of confidentiality placed on the Parties in terms of this clause 16 shall cease to apply to a Recipient in respect of any information which -
16.5.1 is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;
16.5.2 the Disclosing Party confirms in writing is disclosed on a non- confidential basis;
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16.5.3 has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or
16.5.4 is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose, provided that -
16.5.5 the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 16.5.1 to 16.5.4;
16.5.6 information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and
16.5.7 any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession.
16.6 In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 16.5.4, the Recipient will -
16.6.1 advise the Disclosing Party thereof in writing prior to disclosure, if possible;
16.6.2 take such steps to limit the disclosure to the minimum extent recorded to
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satisfy such requirement and to the extent that it lawfully and reasonably can;
16.6.3 afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;
16.6.4 comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and
16.6.5 notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.
16.7 This clause 16 shall not apply to any disclosure made by a Party to -
16.7.1 its professional advisors, bankers, funders or potential funders, or consultants, provided that they have agreed to the same confidentiality undertakings, and provided further that each Party shall be obliged to procure compliance by its professional advisors, bankers, funders or potential funders, or consultants, with such confidentiality undertakings; or
16.7.2 any judicial or arbitral tribunal or officer.
17 PUBLICITY
17.1 Subject to clause 17.3 each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any securities exchange on which the shares of any of the Parties may be listed, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement.
17.2 No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written conset of the other Parties, save for any announcement or other statement recquired to
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be made in terms of the provisions of any law (or by the rules of any securities exchange on which the shares of any of the Parties may be listed, where applicable), in which event the Party obliged to make such statement will first consult with the other Parties in order to enable them in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to one of the other Parties which has made an announcement of some nature in breach of this clause 17.2.
17.3 This clause 16 shall not apply to any disclosure made by a Party to -
17.3.1 its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, and provided further that each Party shall be obliged to procure compliance by its professional advisors, bankers, funders or potential funders, or consultants, with such confidentiality undertakings; or
17.3.2 any judicial or arbitral tribunal or officer.
18 SUPPORT
The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement, provided that the a foregoing undertaking shall not place any obligation on any Party to assume any obligations or liabilities that are commercially onerous or unreasonable in the context of this Agreement or agreeing to commercially onerous or unreasonable conditions.
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19 BREACH
19.1 If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 10 (ten) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option -
19.1.1 to claim immediate specific performance of all or any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or
19.1.2 to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice.
19.2 No Party shall be entitled to cancel this Agreement unless the breach is a material breach, A breach will be deemed to be a material breach if -
19.2.1 it is capable of being remedied, but is not so remedied within the Notice Period; or
19.2.2 it is incapable of being remedied and payment in money will compensate for such breach but such payment is not made within the Notice Period.
19.3 An Aggrieved Party’s remedies in terms of this clause 19 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.
19.4 Notwithstanding the aforegoing, after the closing in full of the Sale in accordance with clause 9, none of the Parties will have the right to cancle this Agreement as a result of a breach thereof, and the Parties only
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remedies thereafter will be to claim specific performance of all the Defaulting Party’s obligations, together with damages, if any.
20 DISPUTE RESOLUTION
20.1 In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall first be submitted to the Chief Executive Officers of the Parties for resolution. Should the Chief Executive Officers be unable to resolve the dispute or difference within 10 (ten) business days after the dispute or difference has been referred to them, such dispute or difference may, on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.
20.2 Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) (“Latest AFSA Rules”) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute,
20.3 Any party to the arbitration may appeal the decision of the arbitrator to
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arbitrators in terms of the AFSA rules for commercial arbitration. Should AFSA, as an institution, not be operating at that time or not be accepting requests for appeals for any reason, then the appeal shall be conducted in accordance with the Latest AFSA Rules.
20.4 Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.
20.5 Any arbitration in terms of this clause 20 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.
20.6 This clause 20 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.
20.7 The Parties agree that the written demand by a party to the dispute in terms of clause 20.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.
21 NOTICES AND DOMICILIA
21.1 The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers and email addresses -
CLIFFE DEKKER

Name Physical Address Telefax & Email Sellers Block 27 +2711684 0188
Randfontein Office Park marian.vanderwalt@
Cnr Main Reef Rd & Ward Ave harmony.co.za Randfontein Republic of South Africa
Marked for the attention of: The Company Secretary
Name Physical Address Telefax & Email
Purchaser Pamodzi House +2711252 8616 1st Floor gerard@prf1 .com 5 Willowbrook Close Melrose North Athol
Republic of South Africa
Marked for the attention of: Gerard Kemp
With a copy to —
First Reserve Corporation +1 203 625 2505
One Lafayette Place akrueger@
Greenwich firstreserve.com
CT 06830
United States of America
provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address, telefax number or email address in the Republic of South Africa by written notice to the other Parties to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.
21.2 All notices to be given in terms of this Agreement will be given in writing, in English, and will -
21.2.1 be delivered by hand or sent by telefax or email;
21.2.2 if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day;
21.2.3 if sent by telefax during business hours, be presumed to have been
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received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and
21.2.4 if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email as evidenced by a return receipt notification or other evidence of transmission. Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the : following business day.
21.3 Notwithstanding the above, any notice given in writing in English, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause.
22 BENEFIT OF THE AGREEMENT
This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.
23 APPLICABLE LAW AND JURISDICTION
23.1 This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.
23.2 For the purposes of clause 20.4 or for the purposes of making the arbitration award an order of court, the Parties hereby consent and submit to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of the Republic of South Africa in any dispute arising from or in connection with this Agreement. The Parties agree that any costs awarded will be recoverable on an atomic-and-own client scale unless the Court
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specifically determines that such scale shall not apply, in which event, subject to any specific determination by the Court, the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.
24 GENERAL
24.1 This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.
24.2 No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.
24.3 No waiver of any of the terms and conditions of this Agreement will be binding or effectual for any purpose unless in writing and signed by the Party giving the same. Any such waiver will be effective only in the specific instance and for the purpose given. Failure or delay on the part of any Party in exercising any right, power or privilege hereunder will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
24.4 All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to that
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it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.
24.5 Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior written consent of the other Parties.
24.6 This Agreement may be executed in counterparts, each of which shall be deemed an original, and ail of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.
25 COSTS
Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement, provided that the Purchaser will pay any stamp duty payable in respect of the transfer of the Sale Shares hereunder.
CLIFFE DEKKER

26 SIGNATURE
Signed on behalf of the Parties, each signatory hereto warranting that he/she has due authority to do so.
SIGNED at SANDTON on 18/12/2007.
For and on behalf of
RANDFONTEIN ESTATES LIMITED
/s/ R.A.L. ATKINSON Signature
R.A.L. ATKINSON
Name of Signatory
EXECUTIVE
Designation of Signatory
SIGNED at SANDTON on 18/12/2007.
For and on behalf of
ARMGOLD/HARMONY JOINT
INVESTMENT COMPANY
(PROPRIETARY) LIMITED
/s/ R.A.L. ATKINSON Signature
R.A.L. ATKINSON
Name of Signatory
EXECUTIVE
Designation of Signatory
03
CLIFFE DEKKER

SIGNED at SANDTON on 18 December 2007.
For and on behalf of
CLIDET NO 770 (PROPRIETARY)
LIMITED
/s/ GERARD KEMP Signature
GERARD KEMP Name of Signatory
CHIEF INVESTMENT OFFICER Designation of Signatory
CLIFFE DEKKER